                  [J.P. MORGAN & CO. INCORPORATED letterhead]



NEWS RELEASE: IMMEDIATE                                         October 18, 1999


J.P. MORGAN REPORTS THIRD QUARTER 1999 EARNINGS;
ANNOUNCES $3 BILLION SHARE BUYBACK

J.P. Morgan today reported third quarter net income of $442 million, or $2.22 per share, up from $156 million, or $0.75 per share, in the third quarter of 1998. Return on equity was 15.6% in the quarter.

Net income for the first nine months was $1.546 billion compared with $874 million in the first nine months of 1998. Earnings per share were $7.76 versus $4.28 a year ago. Year-to-date return on equity was 18.6%.

The Board of Directors of J.P. Morgan also approved the purchase of up to $3 billion of J.P. Morgan common stock and announced its intention to increase the quarterly common stock dividend to $1.00 from $0.99 per share when it meets again in December.

These actions reflect J.P. Morgan's strong business momentum and a significant improvement in capital productivity. Over the past seven quarters we have reduced by 50% the risk and capital needs of our credit portfolio, improved risk-taking efficiency in our markets activities, and implemented a wide-ranging productivity initiative. At the same time, our investment banking and equities activities have turned solidly profitable and the contribution of our asset management services business continues to grow. We remain committed to J.P. Morgan's strong capitalization and retain ample capital to pursue the numerous growth opportunities in our target markets.


OTHER HIGHLIGHTS FOR THE THIRD QUARTER:

-    Operating revenues of $1.985 billion were 59% ahead of last year

- Global Finance revenues of $1.385 billion reflect growth in advisory services and strong results in equities, while fixed income trading results were weaker

- Proprietary Investments revenues of $327 million were driven by results in Equity Investments

-    Assets under management increased 18% from a year ago, to $323 billion

- Core expenses before bonuses for the nine months of 1999 were down by more than $330 million


"Our performance this year marks an important milestone in our strategic shift toward a less capital intensive business model. The earnings engine we have built in our core business, combined with our focus on capital and expense productivity, allows us to return significant capital to shareholders and, importantly, retain more than enough to pursue significant future growth opportunities," said Douglas A. Warner III, chairman.


--------------------------------------------------------------------------------
Press contact:                   Michael F. Golden                 212/648-3784
Investor contact:                Ann B. Patton                     212/648-9446

J.P. Morgan & Co. Incorporated         2




REVENUES BY SEGMENT

Revenues from client-focused activities reflect recovery in global markets

Revenues were $1.985 billion in the third quarter of 1999, up 59% from the 1998 period, excluding last year's $56 million gain on the sale of our Australian investment management business. Revenues from client-focused activities, reported in the Global Finance and Asset Management Services sectors, increased 85% to $1.738 billion. Revenues from Proprietary Investments were $327 million versus $307 million a year ago.

GLOBAL FINANCE revenues of $1.385 billion more than doubled over the third quarter of 1998, which was affected by extreme market dislocations.

- Investment Banking revenues of $310 million were up 30% from last year's quarter. Advisory services, equity capital markets services, and derivative origination activities continued to expand with clients across a diverse range of industries. Advisory revenues surpassed both last year's quarter and the second quarter of 1999. For the first nine months of 1999, Thomson Financial Securities Data Corporation ranked J.P. Morgan 6th in completed mergers and acquisitions volume worldwide with a 13.1% market share.

- Equities revenues of $289 million increased $148 million from last year. Both cash and equity derivative results increased. Equity underwriting revenues increased as we continued to grow market share - J.P. Morgan ranked 6th in U.S. equity lead underwriting with a 5.5% market share for 1999 - and commission revenues were more than 20% above last year on higher market share. Equity derivative revenues more than doubled from a year ago when results were affected by sharp increases in volatility and illiquid markets, but were down from the second quarter.

- Interest Rate and Foreign Exchange Markets revenues of $331 million reflect very strong derivative client activity across all regions, combined with weaker trading results. Interest Rate Markets revenues rose over last year as we continued to expand our derivative client franchise, but declined from the second quarter 1999 due to weaker trading results primarily associated with illiquid European markets early in the quarter. Foreign Exchange revenues, while stable through 1999, were down from a very strong third quarter a year ago.

- Credit Markets revenues of $186 million were achieved in a difficult environment that reflected concerns over interest rate increases and widening spreads, especially for lower-rated securities. Lower issuer and investor demand for most instruments reduced overall volumes meaningfully in the quarter, which led to a 48% decline in revenues versus the second quarter. In last year's quarter, severe market dislocations resulted in losses of $140 million.

- Credit Portfolio had revenues of $269 million compared to $152 million in the previous quarter and $50 million in the same quarter a year ago. Improving credit default swap spreads on higher-rated

J.P. Morgan & Co. Incorporated         3




     counterparties and continuing refinements in measuring and managing credit risk associated with derivative exposures contributed to revenues during the quarter. Ongoing improvement in credit markets and the lowering of certain emerging markets exposures in our traditional credit portfolio resulted in a $60 million reduction (i.e., income) in the allowances for credit losses after charge-offs and recoveries. The economic capital requirement of our credit portfolio has declined by 50% from December 31, 1997, in line with our previously announced target.

ASSET MANAGEMENT SERVICES revenues increased 18% to $353 million versus last year, reflecting asset growth, a shift towards higher-fee alternative investment disciplines, and performance fees. Assets under management rose 18% to $323 billion, driven by market appreciation and new business from defined benefit plans and private clients. Assets under management from private clients increased 16% to $72 billion.

PROPRIETARY INVESTMENTS revenues were $327 million, up 7%.

- Equity Investments, which represents equity portfolio management for Morgan's own account, reported revenues of $341 million in the third quarter, compared with $160 million a year ago. The increase was mostly attributable to investments in the cable television and telecommunications industries, partially offset by write-downs that primarily related to an investment in the insurance industry.

- Proprietary Investing and Trading reported a loss of $14 million compared to a gain of $147 million last year. Total return - reported revenues and the change in net unrealized value - was a loss of $110 million compared with a gain of $167 million. The lower results were driven primarily by our U.S. government agency investment portfolio and our positioning activities in Asia.

CORPORATE ITEMS had negative revenues of $80 million, including $58 million of positive revenues from activities related to Euroclear. Revenues are $56 million lower than the second quarter and $137 million lower than last year, mainly due to the change in the value of hedges of the firm's anticipated net foreign currency revenues and expenses. These hedging results are partially offset by the impact of exchange rate movements on revenues and expenses reported in the business segments. Additionally, in the third quarter of 1998, we recognized a $56 million gain on the sale of our investment management business in Australia.

OPERATING EXPENSES

Core operating expenses reflect continued productivity discipline

Operating expenses were $1.341 billion, an increase of $242 million from the third quarter of last year. Compensation expenses rose as a result of higher bonus accruals. Non-compensation operating expenses were 15% lower this quarter reflecting continued focus on productivity. The firm's efficiency ratio was 68% in the third quarter.

J.P. Morgan & Co. Incorporated         4




Costs associated with preparation for the Year 2000 were $9 million for the third quarter, down from $45 million last year, which also included preparation for European Economic and Monetary Union. For the first nine months of 1999, costs of preparation for the Year 2000 and European Economic and Monetary Union were $47 million, down from $155 million a year ago. Third quarter 1999 software costs of $37 million were capitalized rather than recorded as expenses because of a change in accounting rules and are not included in the 1999 expenses. For the nine months ended September 30, 1999, $103 million of software costs were capitalized.

Operating expenses for the first nine months of 1999 were $4.325 billion. Before bonus accruals and excluding the effect of software capitalization, this represents a reduction of more than $330 million compared with the first nine months of last year.

MARKET AND CREDIT RISK DEVELOPMENTS

Firm-wide market and credit risk DEaR for our trading activities approximated $33 million at September 30, 1999 versus $45 million at June 30, 1999. This reflects, before diversification benefits, market risk DEaR of $26 million at September 30, 1999 ($27 million at June 30, 1999) and derivative credit risk DEaR of approximately $20 million at September 30, 1999 ($35 million at June 30,
1999). The decrease in credit risk DEaR reflects greater use of credit derivatives to reduce overall portfolio risk levels, as well as methodology enhancements. We continue to refine our risk measurement and reporting methodology.

DEaR for our investment portfolio, which consists largely of U.S. government agency securities, was $24 million at September 30, 1999, versus $30 million at June 30, 1999.


CAPITAL

On October 13, 1999 the Board of Directors of J.P. Morgan approved the purchase of up to $3 billion of J.P. Morgan common stock. These purchases may be made periodically in the open market or through privately negotiated transactions. We intend to repurchase the shares over a period of 12 to 18 months, subject to market conditions, business considerations, and other factors. The Board also announced its intent to increase the quarterly dividend on J.P. Morgan common stock to $1.00 from $0.99 per share when it meets in December. We will continue to distribute capital to shareholders based on our assessment of the level of excess capital, but going forward will be more flexible in determining the timing and amount of share repurchases and dividend increases.

During the third quarter of 1999, the firm purchased approximately $235 million of its common stock or 1.9 million shares, for a total of $682 million or 5.3 million shares in the year to date. These purchases were part of the December 1998 authorization to repurchase up to $750 million of common stock, and were offset by issuance to employees under the firm's compensation plans.

At September 30, 1999, under the Federal Reserve Board market risk capital guidelines for calculation of risk-based capital ratios, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 9.0% and 13.1%,

J.P. Morgan & Co. Incorporated         5




respectively; the estimated leverage ratio was 4.8%. At June 30, 1999, J.P. Morgan's tier 1 and total risk-based capital ratios were 8.4% and 12.5%, respectively, and the leverage ratio was 4.5%.

At September 30, 1999, stockholders' equity of $12 billion included $108 million of net unrealized depreciation on debt investment and marketable equity investment securities, net of the related tax benefit of $89 million. This compares with $52 million of net unrealized depreciation at June 30, 1999, net of the related tax benefit of $49 million. The net unrealized depreciation on debt investment securities was $273 million at September 30, 1999, compared with a net unrealized depreciation of $169 million at June 30, 1999. The decline primarily related to decreases in the value of U.S. government and agency securities. The net unrealized appreciation on marketable equity investment securities was $76 million at September 30, 1999, and $68 million at June 30, 1999.

OTHER DEVELOPMENTS

On September 1, 1999 J.P. Morgan and the Euroclear Board announced the signing of a letter of intent to create a new, market-owned European bank to operate all aspects of the Euroclear System, the leading clearance and settlement system for internationally traded securities. Subject to a definitive agreement being reached, J.P. Morgan will remain operator of Euroclear until the successor bank is established, which is expected to take up to 18 months. After that, Morgan will remain an important participant and shareholder of Euroclear and retain a seat on its Board. The management and staff of Euroclear, numbering approximately 1,200 Morgan employees, will transfer to the new entity.

Under the agreement in principle Morgan will continue to receive pretax banking income from Euroclear for three years following the signing of a definitive agreement. This income is subject to a minimum of $195 million and maximum of $295 million per year, whether it is earned by Morgan prior to the formation of the new bank or afterward by the new bank. After the new bank is formed, it will also pay Morgan for certain transition costs and for assets and know-how that are transferred to it.

                                      # # #

J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

This release may contain forward-looking statements. Our statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from these statements. For a discussion of the risks and uncertainties, please refer to the J.P. Morgan & Co. Incorporated 1998 Annual Report.

J.P. Morgan & Co. Incorporated         6




Attached are tables with our segment results; a financial summary; interim consolidated financial statements, which are unaudited; investment banking revenue table; and asset quality tables. J.P. Morgan news releases, including quarterly financial results and historical financial summary, are available on the Internet at www.jpmorgan.com.

J.P. Morgan & Co. Incorporated

The following table summarizes segment revenues for the quarters ended September 30, 1999 and 1998, and June 30, 1999, respectively.

SUMMARY OF SEGMENT RESULTS

J.P. Morgan & Co. Incorporated

                                                   Interest Rate                                                 ASSET
                          Investment                         and      Credit      Credit        GLOBAL      MANAGEMENT
In millions                  Banking    Equities      FX Markets     Markets   Portfolio       FINANCE        SERVICES
----------------------------------------------------------------------------------------------------------------------
THIRD QUARTER 1999

Total revenues                  $310        $289            $331        $186        $269 (a)    $1,385            $353
Total expenses                   209         214             288         156          34           901             296
----------------------------------------------------------------------------------------------------------------------
Pretax income                    101          75              43          30         235           484              57
----------------------------------------------------------------------------------------------------------------------
THIRD QUARTER 1998

Total revenues                   238         141             348        (140)         50 (b)       637             300
Total expenses                   166         162             280          77          42           727             272
----------------------------------------------------------------------------------------------------------------------
Pretax income                     72         (21)             68        (217)          8           (90)             28
----------------------------------------------------------------------------------------------------------------------
INCREASE/(DECREASE), THIRD QUARTER 1999 VS. THIRD QUARTER 1998

Total revenues                    72         148             (17)        326         219           748              53
Total expenses                    43          52               8          79          (8)          174              24
----------------------------------------------------------------------------------------------------------------------
Pretax income                     29          96             (25)        247         227           574              29
----------------------------------------------------------------------------------------------------------------------
SECOND QUARTER 1999

Total revenues                   320         427             555         361         152 (d)     1,815             343
Total expenses                   228         236             321         210          41         1,036             276
-----------------------------------------------------------------------------------------------------------------------
Pretax income                     92         191             234         151         111           779              67
-----------------------------------------------------------------------------------------------------------------------
INCREASE/(DECREASE), THIRD QUARTER 1999 VS. SECOND QUARTER 1999

Total revenues                   (10)       (138)           (224)       (175)        117          (430)             10
Total expenses                   (19)        (22)            (33)        (54)         (7)         (135)             20
----------------------------------------------------------------------------------------------------------------------
Pretax income                      9        (116)           (191)       (121)        124          (295)            (10)
----------------------------------------------------------------------------------------------------------------------

                                          Proprietary
                               Equity       Investing    PROPRIETARY    Corporate
In millions               Investments     and Trading    INVESTMENTS        Items (e)   CONSOLIDATED
----------------------------------------------------------------------------------------------------
THIRD QUARTER 1999

Total revenues                   $341            ($14)          $327         ($80)            $1,985
Total expenses                     53              37             90           54              1,341
----------------------------------------------------------------------------------------------------
Pretax income                     288             (51)           237         (134)               644
----------------------------------------------------------------------------------------------------
THIRD QUARTER 1998

Total revenues                    160             147            307           57 (c)          1,301
Total expenses                     15              35             50           50              1,099
----------------------------------------------------------------------------------------------------
Pretax income                     145             112            257            7                202
----------------------------------------------------------------------------------------------------
INCREASE/(DECREASE), THIRD QUARTER 1999 VS. THIRD QUARTER 1998

Total revenues                    181            (161)            20         (137)               684
Total expenses                     38               2             40            4                242
----------------------------------------------------------------------------------------------------
Pretax income                     143            (163)           (20)        (141)               442
----------------------------------------------------------------------------------------------------
SECOND QUARTER 1999

Total revenues                     13              44             57          (24)             2,191
Total expenses                     13              42             55           50              1,417
----------------------------------------------------------------------------------------------------
Pretax income                       0               2              2          (74)               774
----------------------------------------------------------------------------------------------------
INCREASE/(DECREASE), THIRD QUARTER 1999 VS. SECOND QUARTER 1999

Total revenues                    328             (58)           270          (56)              (206)
Total expenses                     40              (5)            35            4                (76)
----------------------------------------------------------------------------------------------------
Pretax income                     288             (53)           235          (60)              (130)
----------------------------------------------------------------------------------------------------

(a) Third quarter 1999 includes a reversal of provisions for credit losses of ($60) million.

(b)  Third quarter 1998 includes provisions for credit losses of $75 million.

(c) Third quarter 1998 includes a pretax gain of $56 million related to the sale of the firm's investment management business in Australia.

(d) Second quarter 1999 includes a net reversal of provisions for credit losses of ($70) million.

(e) Corporate Items includes revenues and expenses related to Euroclear activities, as follows:


                          Third Qtr.  Third Qtr.     Second Qtr.
                                1999        1998            1999
Total revenues                   $58         $83             $67
Total expenses                     8          12               3
----------------------------------------------------------------
Pretax income                     50          71              64
----------------------------------------------------------------

Note: In connection with the signed letter of intent between J.P. Morgan and the Board of Directors of the Euroclear group, Morgan will end its role as operator and banker for the Euroclear system upon the formation of a successor bank to be owned by Euroclear. Accordingly, segment results have been restated to reflect Euroclear-related revenues and expenses in Corporate Items. Previously, results related to our Asset Management and Euroclear activities were included in the Asset Management & Servicing sector. All amounts in the table above have been restated to reflect our current reporting structure and policies. For a description of our segments, please refer to the J.P. Morgan & Co. 1998 Annual Report.

J.P. Morgan & Co. Incorporated         8




The following table summarizes segment revenues for the nine month periods ended September 30, 1999 and 1998, respectively.

SUMMARY OF SEGMENT RESULTS

J.P. Morgan & Co. Incorporated

                                                   Interest Rate                                                 ASSET
                           Investment                        and      Credit      Credit       GLOBAL       MANAGEMENT
In millions                   Banking   Equities       FX Market     Markets   Portfolio      FINANCE         SERVICES
----------------------------------------------------------------------------------------------------------------------
NINE MONTHS 1999

Total revenues                   $888     $1,004          $1,548      $1,243        $575 (a)   $5,258           $1,005
Total expenses                    647        680             968         625         120        3,040              836
----------------------------------------------------------------------------------------------------------------------
Pretax income                     241        324             580         618         455        2,218              169
----------------------------------------------------------------------------------------------------------------------
NINE MONTHS 1998

Total revenues                    736        520           1,583         462         339 (b)    3,640              901
Total expenses                    526        578             971         537         109        2,721              833
----------------------------------------------------------------------------------------------------------------------
Pretax income                     210        (58)            612         (75)        230          919               68
----------------------------------------------------------------------------------------------------------------------
INCREASE/(DECREASE), NINE MONTHS 1999 VS. NINE MONTHS 1998

Total revenues                    152        484             (35)        781         236        1,618              104
Total expenses                    121        102              (3)         88          11          319                3
----------------------------------------------------------------------------------------------------------------------
Pretax income                      31        382             (32)        693         225        1,299              101
----------------------------------------------------------------------------------------------------------------------

                                          Proprietary
                                Equity      Investing     PROPRIETARY     Corporate
In millions                Investments    and Trading     INVESTMENTS         Items (e)  CONSOLIDATED
-----------------------------------------------------------------------------------------------------
NINE MONTHS 1999

Total revenues                    $332           $149            $481          ($77)           $6,667
Total expenses                      80            112             192           257             4,325
-----------------------------------------------------------------------------------------------------
Pretax income                      252             37             289          (334)            2,342
-----------------------------------------------------------------------------------------------------
NINE MONTHS 1998

Total revenues                     288            514             802           108 (c)         5,451
Total expenses                      39            114             153           440 (d)         4,147
-----------------------------------------------------------------------------------------------------
Pretax income                      249            400             649          (332)            1,304
-----------------------------------------------------------------------------------------------------
INCREASE/(DECREASE), NINE MONTHS 1999 VS. NINE MONTHS 1998

Total revenues                      44           (365)           (321)         (185)            1,216
Total expenses                      41             (2)             39          (183)              178
-----------------------------------------------------------------------------------------------------
Pretax income                        3           (363)           (360)           (2)            1,038
-----------------------------------------------------------------------------------------------------

(a) Nine months 1999 includes a net reversal of provision for credit losses of ($130) million.

(b)  Nine months 1998 includes provisions for credit losses of $75 million.

(c) Nine months 1998 includes a pretax gain of $56 million related to the sale of the firm's investment management business in Australia and a pretax gain of $131 million related to the sale of the firm's global trust and agency services business.

(d) Nine months 1998 includes a pretax charge of $215 million related to the restructuring of business activities.

(e) Corporate Items includes revenues and expenses related to Euroclear activities, as follows:

                            Nine Months              Nine Months
                                 1999                       1998

Total revenues                   $188                       $238
Total expenses                     20                         42
----------------------------------------------------------------
Pretax income                     168                        196
----------------------------------------------------------------


Note: In connection with the signed letter of intent between J.P. Morgan and the Board of Directors of the Euroclear group, Morgan will end its role as operator and banker for the Euroclear system upon the formation of a successor bank to be owned by Euroclear. Accordingly, segment results have been restated to reflect Euroclear-related revenues and expenses in Corporate Items. Previously, results related to our Asset Management and Euroclear activities were included in the Asset Management & Servicing sector. All amounts in the table above have been restated to reflect our current reporting structure and policies. For a description of our segments, please refer to the J.P. Morgan & Co. 1998 Annual Report.

J.P. Morgan & Co. Incorporated         9




FINANCIAL SUMMARY

J.P. Morgan & Co. Incorporated



Dollars in millions, except share data


                                                                                                      Second
                                                                      Third Quarter                   Quarter
                                                          ------------------------------------     ------------
                                                              1999                 1998                1999
                                                          ------------------------------------------------------
Net Income                                                $        442     (a)    $        156     $        504

Per common share
Net income
      Basic                                               $       2.39     (a)    $       0.81     $       2.71
      Diluted                                                     2.22     (a)            0.75             2.52
Dividends declared                                                0.99                    0.95             0.99
Book value (c)                                            $      58.42            $      56.22     $      57.60
----------------------------------------------------------------------------------------------------------------
Common shares issued and outstanding
      at period-end                                        174,880,978             174,951,795      175,949,606
----------------------------------------------------------------------------------------------------------------
Weighted-average number of common
      and dilutive potential common shares
      outstanding                                          194,671,633             196,395,485      196,539,342
----------------------------------------------------------------------------------------------------------------
Dividends declared on common stock                        $        173            $        167     $        175
Dividends declared on preferred stock                                7                       9                9
----------------------------------------------------------------------------------------------------------------
Annualized rate of return on average
      common stockholders' equity (d)                             15.6%    (a)             5.3%            18.0%
As % of period-end total assets:
      Common equity                                                4.4%                    3.6%             4.1%
      Total equity                                                 4.7                     3.9              4.4
----------------------------------------------------------------------------------------------------------------
Regulatory capital ratios  (e)
      Tier 1 risk-based capital ratio                              9.0%                    7.6%             8.4%
      Total risk-based capital ratio                              13.1                    11.2             12.5
      Leverage ratio                                               4.8                     4.0              4.5
Risk-adjusted assets                                           136,125                 148,906          142,477
----------------------------------------------------------------------------------------------------------------
Average balances
      Debt investment securities (f)                      $     27,316            $     22,225     $     29,512
      Loans                                                     26,026                  30,162           25,552
      Total interest-earning assets                            190,178                 204,724          192,306
      Total assets                                             255,909                 284,637          266,145
      Total interest-bearing liabilities                       183,154                 201,553          189,071
      Total liabilities                                        244,141                 272,841          254,446
      Common stockholders' equity                               11,074                  11,102           11,005
      Total stockholders' equity                                11,768                  11,796           11,699

Net interest earnings before (reversal of provision) /
    provision (fully taxable basis)                                405                     352              445
Net yield on interest-earning assets                              0.84%                   0.68%            0.93%
----------------------------------------------------------------------------------------------------------------
Employees at period-end                                         15,287                  16,155           14,902
----------------------------------------------------------------------------------------------------------------

                                                                      Nine Months
                                                          ------------------------------------
                                                              1999                1998
                                                          ------------------------------------
Net Income                                                $      1,546     (b)    $        874

Per common share
Net income
      Basic                                               $       8.33     (b)    $       4.65
      Diluted                                                     7.76     (b)            4.28
Dividends declared                                                2.97                    2.85
Book value (c)
----------------------------------------------------------------------------------------------
Common shares issued and outstanding
      at period-end
----------------------------------------------------------------------------------------------
Weighted-average number of common
      and dilutive potential common shares
      outstanding                                          195,864,571             198,216,384
----------------------------------------------------------------------------------------------
Dividends declared on common stock                        $        523            $        504
Dividends declared on preferred stock                               25                      27
----------------------------------------------------------------------------------------------
Annualized rate of return on average
      common stockholders' equity (d)                             18.6%    (b)           %10.3
As % of period-end total assets:
      Common equity
      Total equity
----------------------------------------------------------------------------------------------
Regulatory capital ratios  (e)
      Tier 1 risk-based capital ratio
      Total risk-based capital ratio
      Leverage ratio
Risk-adjusted assets
----------------------------------------------------------------------------------------------
Average balances
      Debt investment securities (f)                      $     30,196            $     23,144
      Loans                                                     26,358                  31,744
      Total interest-earning assets                            193,216                 207,616
      Total assets                                             264,009                 282,071
      Total interest-bearing liabilities                       187,520                 204,413
      Total liabilities                                        252,369                 270,426
      Common stockholders' equity                               10,946                  10,951
      Total stockholders' equity                                11,640                  11,645

Net interest earnings before (reversal of provision) /
    provision (fully taxable basis)                              1,260                   1,009
Net yield on interest-earning assets                              0.87%                   0.65%
----------------------------------------------------------------------------------------------
Employees at period-end
----------------------------------------------------------------------------------------------

(a) Excluding the 1998 third quarter after tax gain of $34 million ($56 million before tax) related to the sale of the firm's investment management business in
Australia: net income was $122 million; basic and diluted earnings per share
(EPS) were $0.62 and $0.58, respectively; and the annualized rate of return on average common stockholders' equity was 4.0% (including the impact of Statement of Financial Accounting Standards (SFAS) No. 115) and 4.2% (excluding the impact of SFAS No. 115) for the three months ended September 30, 1998.

(b) Excluding the 1998 second quarter after tax gain of $79 million ($131 million before tax) related to the sale of the firm's global trust and agency services business, the 1998 third quarter after tax gain of $34 million ($56 million before tax) related to the sale of the firm's investment management business in Australia, and the 1998 first quarter after tax charge of $129 million ($215 million before tax) related to the restructuring of business activities: net income was $890 million; basic and diluted EPS were $4.73 and $4.36, respectively; and the annualized rate of return on average common stockholders' equity was 10.5% (including the impact of SFAS No. 115) and 11.0% (excluding the impact of SFAS No.115) for the nine months ended September 30, 1998.

(c) Excluding the impact of SFAS No. 115, the book value per common share was $58.99, $54.70, and $57.87, at September 30, 1999, September 30, 1998, and June
30, 1999, respectively.

(d) Excluding the impact of SFAS No. 115, the annualized rate of return on average common stockholders' equity was 15.4%, 5.4%, and 18.1% for the three months ended September 30, 1999, September 30, 1998, and June 30, 1999, respectively, and 18.6% and 10.8% for the nine months ended September 30, 1999 and 1998, respectively.

(e) Regulatory capital ratios and risk-adjusted assets are estimates at September 30, 1999.

(f) Average debt investment securities are computed on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

J.P. Morgan & Co. Incorporated         10




CONSOLIDATED STATEMENT OF INCOME

J.P. Morgan & Co. Incorporated


In millions, except share data



                                                                              Three months ended
                                             ------------------------------------------------------------------------------------
                                             September 30       September 30       Increase/             June 30       Increase/
                                                     1999               1998       (Decrease)               1999       (Decrease)
                                             ------------------------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue                                   $2,783             $3,249           ($466)             $2,713             $70
Interest expense                                    2,394              2,917            (523)              2,288             106
---------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                  389                332              57                 425             (36)
Provision for loan losses                               -                 25             (25)                  -               -
Reversal of provision for loan losses                 (45)                 -             (45)               (105)             60
---------------------------------------------------------------------------------------------------------------------------------

Net interest revenue after provision/
   (reversal of provision) for loan losses            434                307             127                 530             (96)

NONINTEREST REVENUES
Trading revenue                                       424                 69             355                 803            (379)
Investment banking revenue                            398                312              86                 457             (59)
Investment management revenue                         270                224              46                 260              10
Fees and commissions                                  206                182              24                 191              15
Investment securities revenue / (loss)                271                136             135                 (29)            300
Other (loss) / revenue                                (18)(a)             71 (b)         (89)                (21)(c)           3
---------------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues                          1,551                994             557               1,661            (110)

Total revenues, net                                 1,985              1,301             684               2,191            (206)

OPERATING EXPENSES
Employee compensation and benefits                    889                567             322                 970             (81)
Net occupancy                                          82                 84              (2)                 80               2
Technology and communications                         229                293             (64)                231              (2)
Other expenses                                        141                155             (14)                136               5
---------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                            1,341              1,099             242               1,417             (76)

Income before income taxes                            644                202             442                 774            (130)
Income taxes                                          202                 46             156                 270             (68)
---------------------------------------------------------------------------------------------------------------------------------
Net income                                            442                156             286                 504             (62)

PER COMMON SHARE
Net income
     Basic                                          $2.39              $0.81           $1.58               $2.71          ($0.32)
     Diluted                                         2.22               0.75            1.47                2.52           (0.30)
Dividends declared                                   0.99               0.95            0.04                0.99               -
---------------------------------------------------------------------------------------------------------------------------------

(a) Third quarter 1999 includes a reversal of provision for credit losses of $15 million related to the allowance for credit losses on lending commitments.

(b) Third quarter 1998 includes a pretax gain of $56 million ($34 million after tax) related to the sale of the firm's investment management business in Australia.

(c) Second quarter 1999 includes a provision for credit losses of $35 million related to the allowance for credit losses on lending commitments.

J.P. Morgan & Co. Incorporated


CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated

--------------------------------------------------------------------------------------------------------------------------------

In millions, except share data
                                                                                         Nine months ended
                                                                    ------------------------------------------------------------
                                                                         September 30           September 30          Increase/
                                                                                 1999                   1998          (Decrease)
                                                                    ------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue                                                               $8,253                 $9,617            ($1,364)
Interest expense                                                                7,050                  8,659             (1,609)
--------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                                            1,203                    958                245
Provision for loan losses                                                           -                     25                (25)
Reversal of provision for loan losses                                            (150)                     -               (150)
--------------------------------------------------------------------------------------------------------------------------------

Net interest revenue after provision /
  (reversal of provision) for loan losses                                       1,353                    933                420

NONINTEREST REVENUES
Trading revenue                                                                 2,361                  1,842                519
Investment banking revenue                                                      1,245                  1,020                225
Investment management revenue                                                     776                    661                115
Fees and commissions                                                              611                    569                 42
Investment securities revenue                                                     201                    247                (46)
Other revenue                                                                     120 (a)                179 (b)            (59)
--------------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues                                                      5,314                  4,518                796

Total revenues, net                                                             6,667                  5,451              1,216

OPERATING EXPENSES
Employee compensation and benefits                                              2,955                  2,432                523
Net occupancy                                                                     244                    313                (69)
Technology and communications                                                     707                    887               (180)
Other expenses                                                                    419                    515                (96)
--------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                        4,325                  4,147 (c)            178

Income before income taxes                                                      2,342                  1,304              1,038
Income taxes                                                                      796                    430                366
--------------------------------------------------------------------------------------------------------------------------------
Net income                                                                      1,546                    874                672

PER COMMON SHARE
Net income
     Basic                                                                      $8.33                  $4.65              $3.68
     Diluted                                                                     7.76                   4.28               3.48
Dividends declared                                                               2.97                   2.85               0.12
--------------------------------------------------------------------------------------------------------------------------------

(a) Nine months ended September 30, 1999 includes a net provision for credit losses of $20 million related to the allowance for credit losses on lending commitments.

(b) Nine months ended September 30, 1998 includes a third quarter pretax gain of $56 million ($34 million after tax) related to the sale of the firm's investment management business in Australia and a second quarter pretax gain of $131 million ($79 million after tax) related to the sale of the firm's global trust and agency services business.

(c) Nine months ended September 30, 1998, includes a first quarter pretax charge of $215 million ($129 million after tax) related to the restructuring of business activities which was recorded as follows: $140 million in Employee compensation and benefits, related to severance; $70 million in Net occupancy, related to real estate write-offs; and $5 million in Technology and Communications, related to equipment write-offs.

J.P. Morgan & Co. Incorporated


CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated

--------------------------------------------------------------------------------------------------------------------------

In millions, except share data                                                                                September 30
                                                                                                                      1999
                                                                                                           ---------------
ASSETS
Cash and due from banks                                                                                            $ 1,609
Interest-earning deposits with banks                                                                                 2,145
Debt investment securities available-for-sale carried at fair value (cost: $24,389 at September 1999,
   $26,871 at June 1999, and $36,107 at December 1998)                                                              24,115
Equity investment securities                                                                                         1,528
Trading account assets (including derivative receivables of $44,580 at September 1999,
   $40,391 at June 1999, and $48,124 at December 1998)                                                             106,510
Securities purchased under agreements to resell ($34,705 at September 1999,
   $32,739 at June 1999, and $31,056 at December 1998) and federal funds sold                                       36,755
Securities borrowed                                                                                                 35,518
Loans, net of allowance for loan losses of $301 at September 1999, $335 at June 1999,
   and $470 at December 1998                                                                                        25,114
Accrued interest and accounts receivable                                                                             6,826
Premises and equipment, net of accumulated depreciation of $1,325 at September 1999,
   $1,322 at June 1999, and $1,350 at December 1998                                                                  1,995
Other assets                                                                                                        12,704
--------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                                       254,819
--------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                                              850
   In offices outside the U.S.                                                                                       1,183
Interest-bearing deposits:
   In offices in the U.S.                                                                                            3,849
   In offices outside the U.S.                                                                                      42,941
--------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                                      48,823
Trading account liabilities (including derivative payables of $41,022 at September 1999,
   $37,329 at June 1999, and $44,683 at December 1998)                                                              72,043
Securities sold under agreements to repurchase ($60,979 at September 1999, $63,460 at June 1999,
   and $62,784 at December 1998) and federal funds purchased                                                        61,779
Commercial paper                                                                                                    10,327
Other liabilities for borrowed money                                                                                 9,447
Accounts payable and accrued expenses                                                                               10,507
Long-term debt not qualifying as risk-based capital                                                                 20,145
Other liabilities, including allowance for credit losses of $145 at September
1999, $160 at June 1999, and $125 at December 1998                                                                   3,333
--------------------------------------------------------------------------------------------------------------------------
                                                                                                                   236,404
Liabilities qualifying as risk-based capital:
Long-term debt                                                                                                       5,257
Company-obligated mandatorily redeemable preferred securities of subsidiaries                                        1,150
--------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                                                  242,811

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,000,000)
   Adjustable rate cumulative preferred stock, $100 par value (issued and outstanding: 2,444,300)                      244
   Variable cumulative preferred stock, $1,000 par value (issued and outstanding: 250,000)                             250
   Fixed cumulative preferred stock, $500 par value (issued and outstanding: 400,000)                                  200
Common stock, $2.50 par value (authorized shares: 500,000,000; issued: 200,934,737 at
   September 1999 and June 1999, and 200,873,067 at December 1998)                                                     502
Capital surplus                                                                                                      1,241
Common stock issuable under stock award plans                                                                        1,713
Retained earnings                                                                                                   10,586
Accumulated other comprehensive income:
   Net unrealized (losses) / gains on investment securities, net of taxes                                             (108)
   Foreign currency translation, net of taxes                                                                          (46)
--------------------------------------------------------------------------------------------------------------------------
                                                                                                                    14,582
Less: treasury stock (26,053,759 shares at September 1999, 24,985,131 shares at June 1999,
  and 25,866,786 shares at December 1998) at cost                                                                    2,574
--------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                          12,008
--------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                                         254,819
--------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated
----------------------------------------------------------------------------------------------------------------------------------

In millions, except share data                                                                            June 30      December 31
                                                                                                             1999             1998
                                                                                                        ---------------------------
ASSETS
Cash and due from banks                                                                                  $  2,094         $  1,203
Interest-earning deposits with banks                                                                        2,058            2,371
Debt investment securities available-for-sale carried at fair value (cost: $24,389 at September 1999,
   $26,871 at June 1999, and $36,107 at December 1998)                                                     26,702           36,232
Equity investment securities                                                                                1,264            1,169
Trading account assets (including derivative receivables of $44,580 at September 1999,
   $40,391 at June 1999, and $48,124 at December 1998)                                                    114,465          113,896
Securities purchased under agreements to resell ($34,705 at September 1999,
   $32,739 at June 1999, and $31,056 at December 1998) and federal funds sold                              33,531           31,731
Securities borrowed                                                                                        39,977           30,790
Loans, net of allowance for loan losses of $301 at September 1999, $335 at June 1999,
   and $470 at December 1998                                                                               28,753           25,025
Accrued interest and accounts receivable                                                                    6,084            7,689
Premises and equipment, net of accumulated depreciation of $1,325 at September 1999,
   $1,322 at June 1999, and $1,350 at December 1998                                                         1,893            1,881
Other assets                                                                                               12,573            9,080
-----------------------------------------------------------------------------------------------------------------------------------

Total assets                                                                                              269,394          261,067
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                                   1,222            1,242
   In offices outside the U.S.                                                                                778              563
Interest-bearing deposits:
   In offices in the U.S.                                                                                   6,627            7,724
   In offices outside the U.S.                                                                             46,708           45,499
-----------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                             55,335           55,028
Trading account liabilities (including derivative payables of $41,022 at September 1999,
   $37,329 at June 1999, and $44,683 at December 1998)                                                     70,129           70,643
Securities sold under agreements to repurchase ($60,979 at September 1999, $63,460 at June 1999,
   and $62,784 at December 1998) and federal funds purchased                                               64,554           63,368
Commercial paper                                                                                           13,114            6,637
Other liabilities for borrowed money                                                                       10,974           12,515
Accounts payable and accrued expenses                                                                      10,089            9,859
Long-term debt not qualifying as risk-based capital                                                        22,722           23,037
Other liabilities, including allowance for credit losses of $145 at September
1999, $160 at June 1999, and $125 at December 1998                                                          4,116            2,999
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          251,033          244,086
Liabilities qualifying as risk-based capital:
Long-term debt                                                                                              5,408            4,570
Company-obligated mandatorily redeemable preferred securities of subsidiaries                               1,150            1,150
-----------------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                                         257,591          249,806

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,000,000)
   Adjustable rate cumulative preferred stock, $100 par value (issued and outstanding: 2,444,300)             244              244
   Variable cumulative preferred stock, $1,000 par value (issued and outstanding: 250,000)                    250              250
   Fixed cumulative preferred stock, $500 par value (issued and outstanding: 400,000)                         200              200
Common stock, $2.50 par value (authorized shares: 500,000,000; issued: 200,934,737 at
   September 1999 and June 1999, and 200,873,067 at December 1998)                                            502              502
Capital surplus                                                                                             1,245            1,252
Common stock issuable under stock award plans                                                               1,540            1,460
Retained earnings                                                                                          10,334            9,614
Accumulated other comprehensive income:
   Net unrealized (losses) / gains on investment securities, net of taxes                                     (52)             147
   Foreign currency translation, net of taxes                                                                 (46)             (46)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           14,217           13,623
Less: treasury stock (26,053,759 shares at September 1999, 24,985,131 shares at June 1999,
  and 25,866,786 shares at December 1998) at cost                                                           2,414            2,362
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                 11,803           11,261
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                                269,394          261,067
-----------------------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated

CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York

-----------------------------------------------------------------------------------------------------------------------------------
In millions, except share data                                                                      September 30       December 31
                                                                                                            1999              1998
                                                                                                  ---------------------------------
ASSETS
Cash and due from banks                                                                                  $ 1,551           $ 1,147
Interest-earning deposits with banks                                                                       2,082             2,372
Debt investment securities available-for-sale carried at fair value                                        5,146             3,634
Trading account assets                                                                                    79,220            90,770
Securities purchased under agreements to resell and federal funds sold                                    18,250            33,316
Securities borrowed                                                                                       10,016             8,193
Loans, net of allowance for loan losses of $300 at September 1999 and $470 at December 1998               24,604            24,876
Accrued interest and accounts receivable                                                                   5,131             3,898
Premises and equipment, net of accumulated depreciation of $1,124 at September 1999
   and $1,160 at December 1998                                                                             1,813             1,703
Other assets                                                                                              12,349             5,337
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                             160,162           175,246
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                                    873             1,232
   In offices outside the U.S.                                                                             1,185               572
Interest-bearing deposits:
   In offices in the U.S.                                                                                  3,881             7,749
   In offices outside the U.S.                                                                            44,103            46,668
-----------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                            50,042            56,221
Trading account liabilities                                                                               62,404            64,776
Securities sold under agreements to repurchase and federal funds purchased                                12,891            14,916
Other liabilities for borrowed money                                                                       5,607             8,646
Accounts payable and accrued expenses                                                                      6,496             6,123
Long-term debt not qualifying as risk-based capital                                                        7,340            10,358
Other liabilities, including allowance for credit losses of $145 at September 1999
   and $125 at December 1998                                                                               1,515               542
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         146,295           161,582
Long-term debt qualifying as risk-based capital                                                            2,975             3,186
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                        149,270           164,768

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2,500,000)                                                 -                 -
Common stock, $25 par value (authorized shares: 11,000,000; issued and
   outstanding: 10,599,027)                                                                                  265               265
Surplus                                                                                                    3,305             3,305
Undivided profits                                                                                          7,303             6,836
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                                65               118
   Foreign currency translation, net of taxes                                                                (46)              (46)
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                                10,892            10,478
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                               160,162           175,246
-----------------------------------------------------------------------------------------------------------------------------------

Member of the Federal Reserve System and the Federal Deposit Insurance Corporation.

J.P. Morgan & Co. Incorporated


INVESTMENT BANKING REVENUE
J.P. Morgan & Co. Incorporated


---------------------------------------------------------------------------------------------------------------------------

In millions
---------------------------------------------------------------------------------------------------------------------------
                                     ADVISORY AND                   UNDERWRITING                  TOTAL INVESTMENT
                                   SYNDICATION FEES                    REVENUE                     BANKING REVENUE
---------------------------------------------------------------------------------------------------------------------------

Third Quarter 1999                                $258                         $140                               $398


Third Quarter 1998                                 229                           83                                312

---------------------------------------------------------------------------------------------------------------------------

Second Quarter 1999                                258                          199                                457

---------------------------------------------------------------------------------------------------------------------------

Nine Months 1999                                   737                          508                              1,245


Nine Months 1998                                   618                          402                              1,020
--------------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated
ASSET QUALITY

IMPAIRED LOANS
J.P. Morgan & Co. Incorporated

----------------------------------------------------------------------------------------------------------------------------------

                                                                 September 30                   June 30           September 30
In millions                                                              1999                      1999                   1998 (a)
----------------------------------------------------------------------------------------------------------------------------------
Impaired loans:
   Commercial and industrial                                             $131 (b)                   $38                    $28
   Other, primarily individuals                                            38                        29                     32
----------------------------------------------------------------------------------------------------------------------------------

Total impaired loans                                                      169                        67                     60
----------------------------------------------------------------------------------------------------------------------------------

(a) Certain reclassifications were made to conform with the categorization used in Bank regulatory filings.

(b) Increase in impaired commercial and industrial loans during the third quarter of 1999 primarily relates to newly classified loans in the Latin American steel industry.

ALLOWANCES FOR CREDIT LOSSES
J.P. Morgan & Co. Incorporated

Allowance for loan losses

-----------------------------------------------------------------------------------------------------------------------------------
                                                       Third Quarter     Nine Months Ended    Third Quarter      Nine Months Ended
In millions                                                     1999    September 30, 1999             1998     September 30, 1998
-----------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                               $335                  $470             $392                   $546
-----------------------------------------------------------------------------------------------------------------------------------
(Reversal of provision) / provision for loan losses              (45)                 (150)              25                     25
-----------------------------------------------------------------------------------------------------------------------------------
Reclassifications (a)                                              -                     -                -                    (50)
-----------------------------------------------------------------------------------------------------------------------------------
Recoveries                                                        17                    23                4                     13
Charge-offs: (b)
   Commercial and industrial                                      (6)                  (16)              (6)                   (40)
   Banks                                                           -                    (1)              (5)                   (66)
   Other, primarily financial institutions in 1999                 -                   (25)              (6)                   (24)
-----------------------------------------------------------------------------------------------------------------------------------
Net recoveries / (charge-offs)                                    11                   (19)             (13)                  (117)
-----------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                   301                   301              404                    404
-----------------------------------------------------------------------------------------------------------------------------------

(a) Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet reserve or allowance captions - which included an adjustment for trading derivatives needed to determine fair value, an allowance for loan losses and an allowance for credit losses on lending commitments - were shown as reclassifications. Reclassifications had no impact on net income, and accordingly, were not shown on the income statement. Subsequent to July 1,1998, reclassifications across balance sheet captions for allowances are reflected as provisions and reversals of provisions in the "Consolidated statement of income".

(b) Charge-offs include losses on loan sales of $3 million and $11 million for the three months ended September 30, 1999 and 1998, respectively. Charge-offs include losses on loan sales, primarily banks and other financial institutions, of $33 million and $89 million for the nine months ended September 30, 1999 and 1998, respectively.

Components of the allowance for loan losses

-----------------------------------------------------------------------------------------------------------------------------------
                                                                      September 30                June 30             September 30
In millions                                                                   1999                   1999                     1998
-----------------------------------------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.                                   $ 9                    $ 6                     $ 36
Specific counterparty components outside the U.S.                               23                      8                        5
-----------------------------------------------------------------------------------------------------------------------------------
Total specific counterparty                                                     32                     14                       41
-----------------------------------------------------------------------------------------------------------------------------------
Specific country                                                                24                     32                       77
Expected loss (c)                                                              245                    289                      286
-----------------------------------------------------------------------------------------------------------------------------------
Total allowance                                                                301                    335                      404
-----------------------------------------------------------------------------------------------------------------------------------

Allowance for credit losses on lending commitments*

-----------------------------------------------------------------------------------------------------------------------------------
                                                        Third Quarter      Nine Months Ended     Third Quarter    Nine Months Ended
In millions                                                      1999     September 30, 1999              1998   September 30, 1998
-----------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                                $160                   $125              $185                 $185
-----------------------------------------------------------------------------------------------------------------------------------
(Reversal of provision) / provision for credit losses             (15)                    20                 -                    -
-----------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                    145                    145               185                  185
-----------------------------------------------------------------------------------------------------------------------------------

Components of the allowance for credit losses on lending commitments*

------------------------------------------------------------------------------------------------------------------------------------
                                                                       September 30                June 30             September 30
In millions                                                                    1999                   1999                     1998
------------------------------------------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.                                   $ 20                   $ 17                      $ 1
Specific counterparty components outside the U.S.                                 3                      3                        2
------------------------------------------------------------------------------------------------------------------------------------
Total specific counterparty                                                      23                     20                        3
------------------------------------------------------------------------------------------------------------------------------------
Specific country                                                                  1                      3                        7
Expected loss (c)                                                               121                    137                      175
------------------------------------------------------------------------------------------------------------------------------------
Total allowance                                                                 145                    160                      185
------------------------------------------------------------------------------------------------------------------------------------

(c) As previously noted in our 1999 first quarter Form 10-Q, the general component of our allowances for credit losses is used to estimate the impact of separately identified limitations in our expected loss model. Beginning in the second quarter of 1999, the general component is included as part of the expected loss component for disclosure purposes since all factors used to derive the general component relate to the expected loss component. Prior period amounts have been reclassified.

* Includes commitments to extend credit, standby letters of credit, and guarantees.

J.P. Morgan & Co. Incorporated

EXPOSURES TO EMERGING COUNTRIES
J.P. Morgan & Co. Incorporated
(preliminary)


The following tables present exposures to certain emerging markets based on management's view of total exposure as of September 30, 1999.

The management view takes into account the following cross-border and local exposures: the notional or contract value of loans, commitments to extend credit, securities purchased under agreements to resell, interest-earning deposits with banks; the fair values of trading account assets (cash securities and derivatives, excluding any collateral we hold to offset these exposures) and investment securities; and other monetary assets. It also considers the impact of credit derivatives, at their notional or contract value, where we have bought or sold credit protection outside of the respective country. Trading assets reflect the net of long and short positions of the same issuer. Management's view differs from bank regulatory rules, which are established by the Federal Financial Institutions Examination Council (FFIEC), because of its treatment of credit derivatives, trading account short positions, and the use of fair value versus cost of investment securities. In addition, management does not net local funding or liabilities against any local exposures as allowed by the FFIEC.

By type of financial instrument
---------------------------------------------------------------------------------------------------
                                                                                            Credit
In billions                                                   Deriva-     Other out-       deriva-
September 30, 1999                                Loans         tives      standings         tives
---------------------------------------------------------------------------------------------------
China                                               $ -         $ 0.1            $ -        $ (0.1)
Hong Kong                                           0.2           0.5            0.4          (0.2)
Indonesia                                           0.1             -              -             -
Malaysia                                              -             -              -           0.1
Philippines                                           -             -            0.1             -
Singapore                                             -           0.4            0.1          (0.1)
South Korea                                         0.2           0.8            0.4          (0.3)
Taiwan                                                -             -              -             -
Thailand                                              -           0.1            0.1           0.1
Other                                                 -             -              -             -
---------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                      0.5           1.9            1.1          (0.5)
---------------------------------------------------------------------------------------------------

Argentina                                           0.1           0.1            0.8          (0.5)
Brazil                                              0.2             -            0.3             -
Chile                                               0.4             -              -             -
Colombia                                            0.2             -            0.1             -
Mexico                                              0.4           0.4            0.4          (0.3)
Other                                               0.2             -            0.3             -
---------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean        1.5           0.5            1.9          (0.8)
---------------------------------------------------------------------------------------------------

By type of financial instrument
------------------------------------------------------------------------------------------------------
                                                                   Total
In billions                                       Commit-         cross-         Local          Total
September 30, 1999                                  ments         border      exposure       exposure
------------------------------------------------------------------------------------------------------
China                                                 $ -            $ -           $ -            $ -
Hong Kong                                             0.2            1.1           0.3            1.4
Indonesia                                             0.1            0.2             -            0.2
Malaysia                                                -            0.1             -            0.1
Philippines                                             -            0.1             -            0.1
Singapore                                               -            0.4           0.1            0.5
South Korea                                             -            1.1           0.5            1.6
Taiwan                                                  -              -             -              -
Thailand                                                -            0.3             -            0.3
Other                                                   -              -           0.2            0.2
------------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                        0.3            3.3           1.1            4.4
------------------------------------------------------------------------------------------------------

Argentina                                               -            0.5           0.4            0.9
Brazil                                                  -            0.5           1.1            1.6
Chile                                                   -            0.4             -            0.4
Colombia                                                -            0.3             -            0.3
Mexico                                                  -            0.9           0.3            1.2
Other                                                 0.1            0.6             -            0.6
------------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean          0.1            3.2           1.8            5.0
------------------------------------------------------------------------------------------------------

By type of counterparty
-----------------------------------------------------------------------------------------------------------------------------
In billions                                                                             Govern-
September 30, 1999                                                          Banks         ments          Other         Total
-----------------------------------------------------------------------------------------------------------------------------
China                                                                         $ -           $ -            $ -           $ -
Hong Kong                                                                     0.6           0.2            0.6           1.4
Indonesia                                                                       -             -            0.2           0.2
Malaysia                                                                      0.1             -              -           0.1
Philippines                                                                     -             -            0.1           0.1
Singapore                                                                     0.4             -            0.1           0.5
South Korea                                                                   0.4           0.9            0.3           1.6
Taiwan                                                                          -             -              -             -
Thailand                                                                      0.2             -            0.1           0.3
Other                                                                           -           0.2              -           0.2
-----------------------------------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                                                1.7           1.3            1.4           4.4
-----------------------------------------------------------------------------------------------------------------------------

Argentina                                                                       -           0.4            0.5           0.9
Brazil                                                                        0.4           0.9            0.3           1.6
Chile                                                                           -             -            0.4           0.4
Colombia                                                                        -           0.1            0.2           0.3
Mexico                                                                          -           0.4            0.8           1.2
Other                                                                           -           0.2            0.4           0.6
-----------------------------------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean                                  0.4           2.0            2.6           5.0
-----------------------------------------------------------------------------------------------------------------------------

(a) Total exposures to Japan, based upon management's view, were $3.8 billion at September 30, 1999.

Total exposures to South Africa, based upon management's view, were $1.9 billion at September 30, 1999.